Exhibit 99.1

Hexcel Responds to on-going Boeing Labor Strike

STAMFORD, Conn.--(BUSINESS WIRE)--Hexcel Corporation (NYSE: HXL) today announced that in response to the strike by the International Association of Machinists (IAM) against the Boeing Company, Hexcel has reduced production volumes on certain aero structures and composite materials produced in its U.S. facilities and is withdrawing earnings guidance for the year.

David E. Berges, Chairman and CEO of Hexcel, said, "Start-up costs for new facilities and inflationary pressures continue to present challenges, but the added disruption caused by the strike at Boeing leaves us little choice but to withdraw our 2008 earnings guidance. We continue to believe the long term outlook for composite materials in aerospace and wind is compelling. We will provide an update on our short term outlook when we announce third quarter results.”

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

CONTACT:
Hexcel Corporation
Financial:
Wayne Pensky, 203-352-6839
wayne.pensky@hexcel.com
or
Media:
Michael W. Bacal, 203-352-6826
michael.bacal@hexcel.com